EXHIBIT 10.5 EMPLOYMENT AGREEMENT between 1. NXP Semiconductors N.V. and 2. Mr. Steve Owen Dear Steve, On behalf of NXP Semiconductors N.V. ("NXP" or the "Company")), I am pleased to confirm our offer to you for the position of Global Sales & Marketing (GSM), Management Team Member NXP and Executive Vice President NXP (hereinafter also referred to as the "Member MT"). In view thereof, NXP, also on behalf of NXP Semiconductors Netherlands B.V., agrees with the following contract of employment (the "Agreement") replacing your current employment agreement. 1 DATE OF COMMENCEMENT OF EMPLOYMENT AND POSITION 1.1 Effective date of commencement of this Agreement is April 1, 2014. Your seniority rights accrued during your employment with NXP group companies will be acknowledged by the Company. 1.2 The Member MT place of employment will be the office of the Company in Eindhoven. The Company will be entitled, however, to change the place of employment; in such case the Member MT's personal interests and circumstances shall, as far as possible, be taken into consideration. 1.3 The Member MT shall fully devote his working time and working capacity to his position. To the extent his working hours will be in excess of normal working hours, he shall not be entitled to any additional compensation in respect thereof. 1.4 The Member MT shall fulfil all obligations vested in him by law, laid down in the articles of association of the Company, by the applicable corporate governance rules and by instructions determined or to be determined in any Board of Directors or MT regulation. 1.5 The Member MT is obliged to do or to refrain from doing all that officers in similar positions should do or should refrain from doing. The Member MT shall fully devote himself, his time and his energy to promoting the interest of the Company and its group of companies. 1.6 If the Member MT is a member of the board of another company within the group of companies on the basis of his position as Member MT (so-called "qq directorships"), or if the Member MT is employed in any other position pursuant to his position as Member MT (so-called "qq- positions"), he will pay the income derived there from to the Company, unless the Company decides otherwise. The Company shall hold the Member MT harmless from any tax disadvantage to the extent related to such payment to the Company. 1.7 The Member MT acknowledges that he has read, understood and shall adhere to NXP's code of conduct and affiliated directives and codes, NXP Semiconductors N.V.'s rules on holding and trading in NXP Securities and other guidelines, laid down in any NXP company manual or other codes, as established and amended from time to time. See also Annexes 6, 7 and 9. Page 1 of 7

Employment Agreement between the Company and Mr Steve Owen March 18, 2013 2 DURATION OF THE AGREEMENT AND NOTICE OF TERMINATION 2.1 The Agreement has been entered into for an indefinite period. It must be considered to be a continuation of the Member MT's prior employment with any of the NXP group companies. 2.2 This Agreement shall terminate automatically, without notice being required, on the first day of the calendar month following the date on which the Member MT reaches the pension age which may be reviewed in accordance with the applicable pension scheme as applicable from time to time, which is currently 65 year. 2.3 Each party may terminate the Agreement as per the end of a calendar month by giving written notice, subject to a notice period of three months for the Company and three months for the Member MT. 2.4 Upon termination of this Agreement the Member MT shall resign from any q.q. directorship(s) and/or q.q. position(s) held by him as referred to in article 1.6 of this Agreement. 2.5 In the event of termination of employment of the Member MT by the Company, other than for a compelling reason ("dringende reden") within the meaning of Dutch labour law, local labour law shall be decisive for the entitlement, and the amount, if any, of a severance payment. Should any such severance payment be agreed between the parties or be determined by a relevant Court, the actual amount payable to the Member MT will be such severance payment less any gross amounts of salary and/or costs of benefits paid or payable by the Company during the notice period unless the Member MT has performed or will perform actual work during the notice period. 2.6 For the purposes of this article 2 "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed 3 months. 3 SALARY AND BONUS 3.1 The Member MT shall receive a gross annual base salary of EUR 300,000 including holiday allowance, to be paid in twelve equal monthly instalments at the end of each calendar month, net of the mandatory and agreed withholdings and deductions. 3.2 The CEO of NXP shall review annually, at its discretion, if there should be an increase in the gross base salary as per April 1 of a relevant year. The Member MT shall be informed in writing of any salary increases awarded to him in this way. 3.3 The Member MT will be entitled to participate in the Members MT Incentive scheme. The annual incentive targets will be set from year to year by the CEO of NXP. The gross at target annual incentive amount is currently set at 65% of your gross annual base salary. For incomplete calendar years the annual incentive will be prorated for the period the Member MT has performed actual work for NXP, subject to clauses 3.4 and 3.5 of this Agreement. The current maximum annual incentive opportunity is equal to 200% of the at target annual incentive opportunity. Within NXP, the maximum position-related annual incentives are fixed by the Board of Directors (BoD). Therefore, if the BoD decides to introduce changes in the annual incentive scheme related to your position, these changes will automatically apply to the Agreement and will be deemed to form part thereof. Page 2 of 7

Employment Agreement between the Company and Mr Steve Owen March 18, 2013 3.4 In case of termination of the Agreement by the Company other than for cause (ontslag op staande voet) or, by the Court on application of the Company other than for cause (dringende reden), or in case of retirement or death the Company will pay a pro rata payment of the bonus for the financial year in which, or shortly after which, the Member MT's employment is terminated, provided that the conditions for bonus pay-out are met, which payment will be prorated for the period that the Member MT has performed actual work for the Company and whereby the pro rata bonus shall not be paid to the Member MT until the financial results for the relevant year have been determined. In all other situations in which the Agreement ends, or if the Member MT has served notice, no (pro rata) payment of the bonus will be considered and/or made. 3.5 Without prejudice to clause 3.4, if the Member MT has not performed actual work during the full financial year, any bonus paid (if conditions for bonus pay-out are met) shall be pro rata to the part of the financial year during which the Member MT has performed actual work. For the purposes of this article "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed 3 months. 4 LONGTERM INCENTIVE PLAN 4.1 The Executive will be eligible to participate in the annual equity incentive grant process, provided that any actual participation and grant shall be at the sole discretion of the Company and any grant in one year does not create rights for future years. 5 MOBILITY ALLOWANCE The Member MT will be entitled for a mobility allowance towards the costs of a car or other form of transportation. This currently amounts to EUR 1,700 gross on a monthly base per the policy referred to in Annex 1. In case this policy changes, the new policy will apply in full to the Member MT. 6 PENSION The Member MT shall be entitled to participate in the Company's (collective) pension scheme. The pension scheme rules in their current or any amended form shall apply to the participation in the scheme and the payment of contribution. The pension base is the Member MT's annual gross salary, as mentioned in paragraph 3.1 hereof, minus the offset. For the current plan, please refer to Annex 8. 7 HOLIDAYS The Member MT shall be entitled to 25 working days vacation per year. In taking vacation, the Member MT shall duly observe the interests of the Company. For further information see Annex 2. Page 3 of 7

Employment Agreement between the Company and Mr Steve Owen March 18, 2013 8 INSURANCES 8.1 The Member MT can participate in the Company policy with regards to the health insurance as applicable from time to time amended and in accordance with such policy. The current Company policy is taken out with the lndustrieel Assurantiekantoor (IAK). 8.2 The Member MT will be covered by an accident insurance policy in accordance with the relevant group policy as applicable from time to time. The current policy is attached hereto in Annex 3. 8.3 The Company shall pay the annual contribution of the Company Director and Officers Liability Insurance policy. This insurance shall provide coverage to the Member MT as mentioned in the relevant policy. 9 INDUSTRIAL DISABILITY 9.1 The Member MT shall participate in the Company policy with regard to Industrial disability in accordance with such policy as applicable from time to time. The current policy is attached hereto in Annex 4. In case this policy changes, the new policy will apply in full to the Member MT. 9.2 The Company shall not be bound by the payment obligations under the policy referred to in paragraph 8.1 if the Member MT has a claim against third parties in respect of his disablement. Upon surrender to the Company of such claim - in so far as it relates to loss of salary - an amount equal to the aforesaid balance - but for no longer than the period stated in paragraph 8.1 - shall be paid by the Company in advance. 9.3 The Company offers the Member MT the possibility to enter into the ANW (Surviving Dependents Act) shortfall insurance, in accordance with such policy as applicable from time to time. If the Member MT wishes to take out ANW shortfall insurance, he should notify the Company within two months after employment with the Company, he gets married or lives together as if married, or becomes parent. 10 FISCAL ASSISTANCE NXP Corporate Fiscal in consultation with EY will assist the Member MT in the filing of his annual tax return for The Netherlands. 11 CONFIDENTIALITY AND RETURN OF PROPERTY 11.1 The Member MT may not, either during or after the end of this Agreement, use confidential information about the Company and its group or affiliated companies (collectively referred to as: the "Group") and the Group's activities or products, including information about suppliers, customers and other relations, for any other purpose than is necessary in connection with the performance of his duties. The Member MT shall maintain such information carefully and ensure that third parties do not become aware of it other than in accordance with this paragraph 10.1. The provisions of this paragraph do not apply if the Member MT is required to use or disclose the information by law or pursuant to a court decision. Page 4 of 7

Employment Agreement between the Company and Mr Steve Owen March 18, 2013 11.2 With regard to property of the Group, including documents, computer discs and other data carriers as well as copies thereof, which come into the Member MT's possession in connection with the performance of his duties, the Member MT shall not use such property in any other way and shall not keep it any longer than is necessary to perform his duties, and the Member MT shall in any event hand over or return such property immediately to the Company at the latter's request or, at the Member MT's own initiative, if he has not carried out his duties for any reason for more than two weeks or the employment has ended. 11.3 If information as referred to in paragraph 10.1 has been stored in a computer system of the Member MT or has otherwise been stored in a form which does not have to be handed over or returned by the Member MT pursuant to paragraph 10.2, the Member MT shall not keep that information for any period longer than is necessary to perform his duties, and in any event destroy the information immediately at the Company's request or, at the Member MT's own initiative, if he has not carried out his duties for any reason for more than two weeks or the employment has ended. 12 NO ADDITIONAL OCCUPATION 12.1 The Member MT shall refrain from accepting remuneration or time consuming non• remunerated work activities with or for third parties or from doing business for his own account without the prior written consent of the Company. 13 NON-COMPETITION 13.1 During this Agreement and a period of one year after the end of this Agreement the Member MT may not, without the Company's prior written consent, directly or indirectly, for herself or for others, and against payment or otherwise, in any way work for, or be involved or have an interest in, any person, company or organisation which conducts activities comparable to or competing with the Group's activities. The preceding sentence shall also apply to activities in areas in which the Group has become active since the execution of this Agreement. NXP's consent shall not be withheld unreasonably 13.2 During this Agreement and a period of one year after the end of this Agreement the Member MT may not, without the Company's prior written consent, directly or indirectly, for herself or for others, and against payment or otherwise, in any way do business or maintain any form of business contact with, or work for, or be involved or have an interest in (future) customers or commercial contacts of the Group that were such of the group in the two years preceding the termination of employment. NXP's consent shall not be withheld unreasonably. 14 INTELLECTUAL PROPERTY 14.1 The Company shall be fully entitled to all rights, including all intellectual property rights, under Dutch or foreign law in respect of everything created wholly or partly by the Member MT independently or in cooperation with others during, and until one year after the end of, this Agreement, including but not limited to data banks, trade names, know-how, trademarks, designs, products, drawings, inventions and works (hereinafter referred to as "Objects"), irrespective of whether the Objects have been created at the workplace or elsewhere and during or outside working hours. The Company shall have sole discretion in deciding whether to apply for protection of such rights. Page 5 of 7

Employment Agreement between the Company and Mr Steve Owen March 18, 2013 14.2 The Member MT shall not have the right to mention his name or have it mentioned in connection with the rights referred to in paragraph 13.1, with the exception of the provisions of section 14 subsection 1 of the 1995 Patent Act (Rijksoctrooiwet 1995). The hereby waives in respect of the rights referred to in paragraph 13.1 his moral rights as referred to in section 25 of the 1912 Copyright Act (Auteurswet 1912) and any claims he may have to any financial compensation in addition to his salary, provided that the law permits such waiver. 14.3 The Member MT shall inform the Company immediately if he creates, alone or in cooperation with others, an object which is subject to a right as referred to in paragraph 13.1. Where necessary and possible, the Member MT shall hereby assign to the Company with future effect the rights referred to in paragraph 13.1, and the Company hereby accepts such assignment. The Member MT shall, both during and after the end of this Agreement, give all cooperation to enable the Company to acquire the rights referred to in paragraph 13.1, to register the rights in the Company's name and to enforce the rights against third parties. The Member MT hereby gives the Company an irrevocable power of attorney to perform the relevant actions in the Member MT's name. The costs of the cooperation shall be borne by the Company. 15 GIFTS 15.1 Without prejudice to clause 1.7, the Member MT shall not in connection with the performance of his duties, directly or indirectly, accept or demand commission, contributions or reimbursement in any form whatsoever from third parties. This does not apply to customary promotional gifts of little value, also taking into consideration the applicable NXP code of conduct. 15.2 If the Member MT is in breach of paragraphs 10.1 up to and including 14.1, he shall, in derogation from the provisions of section 7:650 subsections 3, 4 and 5 Civil Code, owe to the Company without any demand or other prior notice a non-recurrent penalty of EUR 10,000, to be increased by a penalty of EUR 100 for each day, including a portion of a day, that the breach continues. The Company shall be entitled to the penalty without prejudice to any claim for performance of the obligations set out in paragraphs 10.1 up to and including 14.1. 16 TRAVEL RULES Until further notice, the current NXP travel rules will be applicable. For these Travel rules we refer to Annex 5. 17 AMENDMENTS Amendments to this Agreement may only be agreed upon in writing and with regard to the Company, solely when a decision to that effect has been taken by the competent body of the Company. The payments and amounts referred to in paragraphs 4, 5 and 6 may be altered unilaterally by the Company if fiscal and/or government regulations make this necessary. 18 MISCELLANEOUS 18.1 This is a fully integrated Agreement that supersedes all prior Agreements, whether oral or written, between the Member MT and the Company, its predecessor companies or affiliated companies. Page 6 of 7

Employment Agreement between the Company and Mr Steve Owen March 18, 2013

18.2 The Data concerning the Member MT will be recorded in one or more personnel registration systems.

19 APPLICABLE LAW, NO COLLECTIVE LABOUR AGREEMENT

19.1 This Agreement is governed by the laws of the Netherlands. You and we irrevocably agree that any legal suit, action or proceeding arising out or based upon this Contract or the terms of your Employment or the transactions contemplated hereby may be instituted in any court in the Netherlands.

19.2 No Collective Labour Agreement is applicable to this Agreement.

All annexes are part of the contract. By signing this contract you declare to have read and agree with the terms and conditions stated in the contract and the annexes.

In case of any questions, please contact Jan Vernon: Tel: +31 40 27 28303 / +31 6 8364 7861.Please initial and sign the enclosed copy of this contract and return it before April 7st 2014 to:
Jan Vernon, High Tech Campus 60 room 3.12, 5656 AG Eindhoven, The Netherlands.

With kind regards,

/s/ Mr. R.L. Clemmer
Mr. R.L. Clemmer
Chief Executive Officer of NXP Semiconductors N.V.

/s/ Mr. Steve Owen
Mr. Steve Owen

---

Annexes:
1. Mobility Allowance
2. Holidays
3. Accident Insurance
4. Industrial disability
5. Travel rules
6. NXP Code of Conduct
7. NXP Semiconductors N.V.'s rules on holding and trading in NXP Securities
8. Executive Pension Plan 2014
9. NXP Executive Equity Ownership Policy

SO

Page 7 of 7